Exhibit 99.1

NEWS RELEASE

ZOMAX REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

MINNEAPOLIS, MN, August 9, 2005—Zomax Incorporated (Nasdaq: ZOMX), today reported financial results for its second quarter ended July 1, 2005. Revenues in the quarter were $42.6 million, a decrease of 5.5% from the $45.1 million in revenues reported in the second quarter of 2004.  Net loss for second quarter of 2005 was $5.7 million, or $0.17 per share, compared with net income of $0.5 million, or $0.02 per share in the second quarter of 2004.

The net loss in the second quarter included pre-tax charges of approximately $2.2 million or $0.05 per share, related to previously announced restructuring activities in the Company’s Ireland and Fremont, California operations, and a pre-tax benefit of $0.4 million, or $0.01 per share, related to an adjustment of the portion of the Company’s litigation reserves that are payable in shares of the Company’s common stock.  Second quarter 2004 results include a pre-tax gain of approximately $2.8 million, or $0.05 per share, on the sale of a portion of the Company’s investment in Intraware (Nasdaq: “ITRA”).

“During the second quarter, we achieved revenues that were in-line with the guidance we provided in May,” said Anthony Angelini, President and CEO of Zomax.  “A highlight of the quarter was our support of a successful launch of a new operating system and other new software titles for one of the industry’s leading personal computer and digital music providers.  The continuing development of new applications and products by our customers to serve the evolving needs of the marketplace brings further opportunities to enhance our relationships and create significant new long-term revenue streams.”

“We are keenly focused on executing our longer term strategy of transforming Zomax into a supply chain program management company, fully capable of developing best-in-class solutions for our customers’ requirements,” continued Mr. Angelini.  “Our goal is to partner with our customers to successfully manage their supply chain needs based upon their specific objectives. As we focus on offering additional services outside of our traditional sourcing, replication, assembly and distribution capabilities, we also believe that we will continue to reduce our internal fixed cost structure and enhance the universe of solution sets that we can provide our customers.”

Revenues for the six-month period ended July 1, 2005 were $84.8 million, which compares with revenues of $95.1 million during the comparable period of 2004.  Net loss for the first six months of 2005 was $9.8 million, or $0.30 per share, compared with a net loss of $1.0 million, or $0.03 per share during the comparable period of 2004.  Results for the six-month period ended July 1, 2005 included a total of approximately $2.4 million or $0.05 per share, in charges related to the restructuring activities at the Company’s Ireland and California operations, and a pre-tax benefit of $2.2 million, or $0.04 per share, related to an adjustment of the portion of the Company’s litigation reserves that are payable in shares of the Company’s common stock. Year-to-date 2004 results include a pre-tax gain of approximately $2.8 million, or $0.05 per share, on the sale of a portion of the Company’s investment in Intraware.

Outlook

Mr. Angelini continued, “As of this quarter, a majority of the financial restructuring component of our transition is done.  As we have discussed previously, we expect to complete all associated restructuring early in the third quarter.  Our transition of operations continues. However we have achieved a number of critical milestones, including the elimination of nearly 20% in CD replication capacity, while continuing to focus on meeting our customers’ needs.  Based upon the success that we have had in implementing the financial and operational components of our plan, we continue to believe we will achieve our goal of reaching profitability some time in the second half of the year.  In addition, our balance sheet remains strong with approximately $54.1 million in cash and no debt and we believe we have the financial strength and flexibility to implement our strategy to drive long term, profitable growth for the Company.”

Looking ahead to the third quarter of 2005, the Company is forecasting revenues of approximately $40 million.  Excluding restructuring costs of between $0.01 and $0.02 per share, the Company expects to incur a net loss of between $0.03 and $0.07 cents per share in the quarter.

Conference Call

Zomax will host a conference call and webcast, today, August 9, 2005 beginning at 4:30 p.m. Central Time, to discuss the Company’s second quarter 2005 results, outlook for third quarter 2005 and current corporate developments.

To participate in this conference call, please dial 800-366-3908 for domestic callers or 303-262-2131 for international callers.  A replay of the conference call will be available for seven days by calling 800-405-2236 for domestic callers or 303-590-3000 for international callers, both using passcode 11036791#. The conference call will also be available by webcast. Participants may log on to the webcast conference call by pre-registering at www.zomax.com and clicking on the webcast link.

About Zomax:

Zomax helps companies more efficiently bring their products and content to market worldwide. Zomax’ solutions enhance the process of sourcing, production, and fulfillment through a modular suite of supply chain services. These services include “front-end” customer contact and e-commerce services, material management, CD/DVD production, assembly and kitting services, JIT physical and electronic fulfillment and returns management. Founded in 1993, Zomax operates 11 facilities across the United States, Canada, Mexico and Ireland. The Company’s Common Stock is traded on the NASDAQ Stock Market under the symbol “ZOMX”. For more information on Zomax, visit www.zomax.com or call (866) 553-9393.

Safe Harbor for Forward-Looking Statements

Certain statements in this press release relating to expected financial results for the third quarter of 2005, the timing of the completion of our restructuring activities, our ability to achieve profitability sometime in the second half of 2005, our ability to continue to reduce our fixed cost structure, and our ability to drive long-term, profitable growth of the Company, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statements.  We caution that any forward-looking statements made by us in this release or in other announcements made by us are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements.  These factors include, without limitation, our ability to implement our restructuring and consolidation plans designed to achieve cost reductions in our North American and Ireland operations; the potential negative impact on our customer relationships as we implement our consolidation plans or attempt to execute pricing strategies that are not acceptable to the market place, our ability to accurately predict the amount of time and cost required to fully complete our restructuring plan, our ability to retain key employees during and subsequent to the execution of these restructuring activities, the changes and volatility in the personal computer hardware and software industry, particularly with respect to the demand for CD and DVD media, from which a significant portion of our revenues are derived; macroeconomic factors that influence the demand for personal computer hardware and software and the resulting demand for our services; consolidation among our customers or competitors, which could cause disruption in our customer relationships or displacement of us as a services provider to one or more customers; our ability to make the proper strategic choices with respect to pursing profitable growth in our business; increased competition within our industry and increased pricing pressure from our customers; our dependence on relatively few customers for a majority of our revenues; fluctuations in our operating results from quarter-to-quarter, which are influenced by many factors outside of our control, including variations in the demand for particular services we offer or the content included in the products we produce for our customers; the volatility of polycarbonate prices; and other risks and uncertainties, including those identified and discussed in detail in periodic filings we make with the Securities and Exchange Commission.  We undertake no obligation to update or revise any forward-looking statements we make in this release due to new information or future events.  Investors are advised to consult any further disclosures we make on this subject in our filings with the Securities and Exchange Commission, especially on Forms 10-K, 10-Q and 8-K, in which we discuss in more detail various important factors that could cause actual results to differ from expected or historical results.

Company Contacts: Anthony Angelini President and CEO Zomax, Inc. (763) 553-9300	Investor/Media Contact: Douglas Sherk/Jennifer Beugelmans CEO/Senior Vice President EVC Group, Inc. (415) 896-6820

Rob Rueckl Chief Financial Officer Zomax, Inc. (763) 553-9300

-MORE-

ZOMAX INCORPORATED

Condensed Consolidated Statements of Operations (Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 1, 2005	June 25, 2004 (1)	July 1, 2005	June 25, 2004 (1)
Revenue	$42,585	$45,082	$84,766	$95,117
Cost of revenue	39,269	37,062	79,654	80,147
Gross profit	3,316	8,020	5,112	14,970
Selling, general and administrative expenses	9,734	9,622	19,961	19,027
Restructuring costs	2,179	—	2,409	—
Litigation reserve adjustment	(415)	—	(2,245)	—
Operating (loss) income	(8,182)	(1,602)	(15,013)	(4,057)
Gain on sale of available-for-sale securities	—	2,770	—	2,770
Other income, net	421	161	771	320
Earnings (loss) before income taxes	(7,761)	1,329	(14,242)	(967)
Income tax (benefit) expense	(2,082)	795	(4,415)	45
Net earnings (loss)	$(5,679)	$534	$(9,827)	$(1,012)

Earnings (loss) per share:
Basic	$(0.17)	$0.02	$(0.30)	$(0.03)
Diluted	$(0.17)	$0.02	$(0.30)	$(0.03)

Weighted average common shares outstanding:
Weighted average common shares outstanding	32,632	32,790	32,623	32,753
Dilutive effect of stock options	—	283	—	—
Weighted average common and diluted shares outstanding	32,632	33,073	32,623	32,753

(1) We have restated our first and second quarter 2004 condensed consolidated financial statements for previously disclosed misstatements discovered in our Ireland subsidiary.

ZOMAX INCORPORATED

Condensed Consolidated Balance Sheets (Unaudited)

(Amounts in thousands)

	July 1, 2005	December 31, 2004
ASSETS:
Current Assets:
Cash and cash equivalents	$54,129	$41,092
Available-for-sale securities	—	19,200
Accounts receivable, net	23,662	36,180
Inventories, net	14,943	14,633
Other current assets	9,159	12,114
Total current assets	101,893	123,219
Property and equipment, net	30,979	35,408
Available-for-sale securities	1,177	3,624
Deferred income taxes	11,579	5,903
	$145,628	$168,154
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	14,924	20,710
Accrued expenses	16,297	19,177
Total current liabilities	31,221	39,887

Deferred rent	303	155
Total liabilities	31,524	40,042
Shareholders’ equity:
Common stock	62,423	62,134
Retained earnings	47,034	56,861
Accumulated other comprehensive income	4,647	9,117
Total shareholders’ equity	114,104	128,112
	$145,628	$168,154